EXHIBIT 10.1

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT (this “Agreement”) is made and entered into as of April 9, 2026 (the “Execution Date”), by and between Naveen Kulkarni, an individual (“Assignor”), and Quantum Genesis AI Corp., a Nevada corporation (the “Company” or “Assignee”).

RECITALS

WHEREAS, Assignor is the inventor and current record owner of that certain U.S. Patent Application Publication No. US20250146029A1 titled “Modified Polypeptides for Enzymatic Synthesis of Ibuprofen,” filed on November 2, 2023 and published on May 8, 2025 (the “Patent Application”);

WHEREAS, on or about February 21, 2023, Assignor and the Company entered into that certain Asset Purchase Agreement (the “APA”), pursuant to which Assignor agreed to transfer, convey, and assign to the Company certain intellectual property rights, including research, data, know-how, and related technologies underlying the Company’s enzyme catalyst platform;

WHEREAS, the parties acknowledge that the subject matter of the Patent Application is derived from, based upon, and incorporates the intellectual property and technology transferred to the Company pursuant to the APA;

WHEREAS, the parties desire to formally document, confirm, and effect the assignment of all right, title, and interest in and to the Patent Application to the Company in accordance with the intent of the APA;

WHEREAS, the parties acknowledge that this Agreement is intended to confirm and formalize the prior transfer of intellectual property rights contemplated by the APA and does not represent a new transfer of ownership;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Assignment: Assignor hereby irrevocably sells, assigns, transfers, conveys, and delivers to the Company all of Assignor’s right, title, and interest in and to the Patent Application, including, without limitation:

(a)	all continuations, continuations-in-part, divisionals, reissues, reexaminations, extensions, and renewals thereof;
(b)	all foreign counterparts and rights of priority relating thereto;
(c)	all related intellectual property, know-how, trade secrets, data, inventions (whether patentable or not), and proprietary rights associated therewith;
(d)	all rights to make, use, sell, offer for sale, import, license, and otherwise exploit the inventions covered by the Patent Application; and
(e)	all rights to enforce, defend, and assert the Patent Application, including all rights to sue for, collect, and recover damages for any past, present, and future infringement.

2.             Effective Date: This Agreement is intended to confirm and formalize the transfer of intellectual property rights contemplated by the APA. Accordingly, the assignment set forth herein shall be effective as of November 2, 2023, being the filing date of the Patent Application (the “Effective Date”), notwithstanding the Execution Date of this Agreement.

3.             Further Assurances: Assignor agrees to execute and deliver such additional documents, instruments, and assurances, and to take such further actions, as may be reasonably requested by the Company to evidence, record, or enforce the assignment of the Patent Application, including, without limitation, execution of any documents required by the United States Patent and Trademark Office or any foreign patent authority.

4.             No Retained Rights: Assignor retains no right, title, or interest in or to the Patent Application, and no third party holds any rights therein, except as may be expressly agreed to in writing by the Company.

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5.             Representations and Warranties: Assignor hereby represents and warrants to the Company that:

(a)	Assignor is the sole and exclusive owner of the Patent Application and has full right, power, and authority to enter into this Agreement and to assign the Patent Application to the Company;
(b)	the Patent Application is free and clear of any liens, claims, encumbrances, licenses, security interests, or other restrictions of any kind;
(c)	no third party has any ownership interest in, or right to receive proceeds from, the Patent Application;
(d)

the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with any agreement, obligation, or law applicable to Assignor; and

(e)	to Assignor’s knowledge, the Patent Application does not infringe upon the intellectual property rights of any third party.

6.             Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflicts of laws principles.

7.             Entire Agreement: This Agreement, together with the APA, constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, and understandings, whether written or oral, relating thereto.

8.             Successors and Assigns: This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

9.             Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by electronic transmission shall be deemed effective for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Execution Date first written above.

ASSIGNOR:

/s/ Naveen Kulkarni

Naveen Kulkarni

ASSIGNEE:

QUANTUM GENESIS AI CORP.

By: /s/ Naveen Kulkarni

Name: Naveen Kulkarni

Title: Chief Executive Officer

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